EXHIBIT 8.1

LIST OF SUBSIDIARIES OF GLOBAL SHIP LEASE, INC.

Name	Jurisdiction of Incorporation
Global Ship Lease Services Limited	United Kingdom
Global Ship Lease 1 Limited	Cyprus
Global Ship Lease 2 Limited	Cyprus
Global Ship Lease 3 Limited	Cyprus
Global Ship Lease 4 Limited	Cyprus
Global Ship Lease 5 Limited	Cyprus
Global Ship Lease 6 Limited	Cyprus
Global Ship Lease 7 Limited	Cyprus
Global Ship Lease 8 Limited	Cyprus
Global Ship Lease 9 Limited	Cyprus
Global Ship Lease 10 Limited	Cyprus
Global Ship Lease 11 Limited	Cyprus
Global Ship Lease 12 Limited	Cyprus
Global Ship Lease 13 Limited	Cyprus
Global Ship Lease 14 Limited	Cyprus
Global Ship Lease 15 Limited	Cyprus
Global Ship Lease 16 Limited	Cyprus
Global Ship Lease 17 Limited	Cyprus
GSL Alcazar Inc.	Republic of the Marshall Islands
GSL Château d’If Inc.	Republic of the Marshall Islands